PHHM Reports First Quarter Fiscal 2009 Earnings

July 15, 2008

Exhibit 99.1

Contact:	Kelly Tacke
Executive Vice President and Chief Financial Officer
(972) 991-2422

PALM HARBOR HOMES, INC. REPORTS

FIRST QUARTER FISCAL 2009 PROFIT

DALLAS, Texas (July 15, 2008) – Palm Harbor Homes, Inc. (NASDAQ: PHHM) today reported financial results for the first quarter ended June 27, 2008.

Net sales for the first quarter totaled $130.0 million compared with $143.3 million in the year-earlier period. Palm Harbor reported operating income of $0.8 million for the first quarter compared with an operating loss of $2.6 million in the same period last year. Net income for the first quarter of 2009 totaled $1.6 million, or $0.07 per share, compared with a net loss of $4.3 million, or $0.19 per share, a year ago. The results for the first quarter include a pre-tax gain of $4.4 million on the repurchase of convertible senior notes.

Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “We are pleased with our progress during the first quarter as a result of our recent restructuring and consolidation actions. Based on these financial results, our operational breakeven point has been lowered by over $100 million in annual revenues compared to the same period last year. In addition, our selling, general and administrative costs have been reduced by an annualized rate of approximately $23 million compared with the first quarter of fiscal 2008. We are especially pleased with performance of our new commercial division, which added $9.2 million in revenue for the first quarter and has an additional $9.0 million already under contract for the second and third quarters.

“While these results are encouraging, we also recognize we have more work to do as we continue to face tough industry headwinds, eroding consumer confidence and skyrocketing material costs. Our return to sustainable profitability in this environment requires not only our lowered operating costs and breakeven level, but also the aggressive pursuit of key revenue growth initiatives. We have expanded our product lines at both ends of the pricing spectrum to broaden our customer reach in both the manufactured housing and modular markets we serve. We are intensifying our promotional and advertising efforts, with a strong focus on Internet marketing, which has proven to be a cost-effective channel to reach new customers and generate sales leads. As a result of these initiatives, same store sales increased by approximately five percent during the quarter.

“Additionally, we are working to improve our referral business by reducing completion times for construction of our modular products. Our diverse product line allows us to meet the needs of an array of homebuyers and we continue to look for new target markets. We have identified new distribution channels for modular products in the commercial, military and multi-family markets, each of which promise to be important new growth opportunities for Palm Harbor. Finally, we are working to increase the scope of our financial services divisions, both Standard Casualty Insurance and CountryPlace Mortgage (“CPM”), which continue to be profitable businesses for the Company,” Keener concluded.

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PHHM Reports First Quarter Fiscal 2009 Earnings

July 15, 2008

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “Along with our strategic initiatives, we have been intensely focused on actions that have significantly strengthened our balance sheet. During the first quarter, CPM sold approximately $51.3 million of its warehoused portfolio of chattel and mortgage loans. Notably, these loans were sold at book value without incurring a loss. We also renegotiated our floor plan facility with our current lender and extended the facility until March 2011. We believe our ability to complete these transactions on favorable terms is especially noteworthy in light of extremely difficult credit market conditions and demonstrates the market’s confidence in Palm Harbor’s business model and financial strength.

“Additionally, we took advantage of the current investment opportunities in the bond market. We utilized approximately $6.3 million of our cash to retire approximately $10.8 million of our convertible senior notes to maximize our return on capital. Above all, we are focused on improving our financial performance and delivering greater value to our shareholders in fiscal 2009,” added Tacke.

A conference call regarding this release is scheduled for Wednesday, July 16, 2008, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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PHHM Reports First Quarter Fiscal 2009 Earnings

July 15, 2008

PALM HARBOR HOMES, INC.

Statements of Operations

(Dollars in thousands, except per share data)

For the first quarter ended June 27, 2008 and June 29, 2007

	First Quarter Ended
	June 27, 2008	June 29, 2007
	(Unaudited)
Net sales	$130,021	$143,294
Cost of sales	98,064	108,893

Gross profit	31,957	34,401
Selling, general and administrative expenses	31,179	37,027

Income (loss) from operations	778	(2,626)
Interest expense	(4,079)	(4,481)
Gain on repurchase of convertible senior notes	4,403	—
Other income	581	1,040

Income (loss) before income taxes	1,683	(6,067)
Income tax benefit (expense)	(58)	1,816

Net income (loss)	$1,625	$(4,251)

Earnings (loss) per common share:
Basic and diluted	$0.07	$(0.19)

Weighted average common shares outstanding:
Basic and diluted	22,852	22,852

Condensed Balance Sheets

(Dollars in thousands)

June 27, 2008 and March 28, 2008

	June 27, 2008	March 28, 2008
Assets
Cash and cash equivalents	$32,750	$28,206
Trade accounts receivables	38,700	31,616
Consumer loans receivable, net	207,699	267,636
Total inventories	113,519	123,294
Property, plant and equipment, net	47,711	47,002
Other assets	62,429	67,646

Total Assets	$502,808	$565,400

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$93,156	$96,853
Floor plan payable	60,293	59,367
Convertible senior notes	64,175	75,000
Warehouse revolving debt	—	42,175
Securitized financings	156,667	165,430
Shareholders’ equity	128,517	126,575

Total Liabilities and Shareholders’ Equity	$502,808	$565,400

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PALM HARBOR HOMES, INC.

Quick Facts

	First Quarter Ended
	June 27, 2008	June 29, 2007
FACTORY-BUILT HOUSING:
Company-owned sales centers and builder locations:
Beginning	87	107
Added	—	—
Closed	—	—

Ending	87	107

Factory-built homes sold through:
Company-owned sales centers and builder locations	909	940
Independent dealers, builders and developers	395	471

Total factory-built homes sold	1,304	1,411

Factory-built homes sold as:
Single-section	197	167
Multi-section	715	818
Modular, residential and commercial	392	426

Total factory-built homes sold	1,304	1,411

Average sales prices:
Manufactured housing – retail	$76,000	$76,000
Manufactured housing – wholesale	$50,000	$60,000
Modular housing – retail	$172,000	$180,000
Modular housing – wholesale	$79,000	$80,000

Homes produced	1,020	1,374
Internalization rate (residential manufactured and modular)	69%	63%

FINANCIAL SERVICES:
CPM loan originations	117	187

Insurance penetration:
Warranty	93%	88%
Physical damage	69%	59%

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